                             MAGMA COPPER COMPANY                  EXHIBIT 11

                       Computation of Per Share Earnings
                   (In thousands, except per share amounts)
                                     Three Months         Six Months
                                    ended June 30,      ended June 30,
                                  -----------------    -----------------
                                   1994      1993        1994      1993
Primary                           ------    ------     -------   -------
- - -------
Weighted average common
  shares outstanding               49,283    48,161    49,218    48,619
Earnings used in per common
  share computation:
  Net income                      $20,610   $ 4,712   $28,221   $ 4,100
   Preferred stock dividends       (2,906)       --    (5,812)       --
                                   ------    ------    ------    ------
  Net income available
    for common stock              $17,704   $ 4,712   $22,409   $ 4,100
                                   ======    ======    ======    ======
Earnings per share:
  Income before cumulative
  effect of accounting change
  and preferred stock dividends   $   .42   $   .10   $   .57   $   .10
  Cumulative effect of
    accounting change,net of tax       --        --        --      (.02)
                                   ------    ------    ------    ------
  Net income                      $   .42   $   .10   $   .57   $   .08
                                   ======    ======    ======    ======
  Preferred stock dividends          (.06)       --       .11        --
                                   ------    ------    ------    ------
Earnings per share of
  common stock                    $   .36   $   .10   $   .46   $   .08
                                   ======    ======    ======    ======
Assuming full dilution
- - ----------------------
Weighted average common
  shares outstanding               63,368    48,161    63,368    48,619
Earnings used in per common
  share computation:
  Net income                      $20,610   $ 4,712   $28,221   $ 4,100
Earnings per share:
  Net income                      $   .33   $   .10   $   .45   $   .08

Computation of weighted average
  shares outstanding-fully diluted
 ---------------------------------
Primary weighted average
  shares outstanding               49,283    48,161    49,218    48,619

Assuming full dilution:
  Conversion of Series D Preferred
    Stock (2 million shares at
    3.448 conversion rate)          6,896        --     6,896        --
  Conversion of Series E Preferred
    Stock (2 million shares at
    3.5945 conversion rate)         7,189        --     7,189        --

  Incremental shares                   --        --        65        --
                                   ------    ------    ------    ------
Fully diluted weighted
  average shares outstanding       63,368    48,161    63,368    48,619
                                   ======    ======    ======   =======
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